Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Media: Pattie Kushner — 336-436-8263

Media@LabCorp.com

Investors: Clarissa Willett — 336-436-5076

Investor@LabCorp.com

CONVERSION RIGHT TRIGGERED FOR LABCORP’S ZERO COUPON

CONVERTIBLE SUBORDINATED NOTES DUE 2021

BURLINGTON, N.C., Nov. 19, 2019 — LabCorp (NYSE: LH) announced today that it has provided notice of its intention to redeem all of its outstanding Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) for cash on Dec. 19, 2019, (Redemption Date) in accordance with the terms of the Indenture, dated as of Oct. 23, 2006, (Indenture), between LabCorp and The Bank of New York Mellon, as trustee (Trustee) and the conversion agent. The redemption price will be equal to $966.20 per $1,000 principal amount of Zero Coupon Notes at maturity, plus accrued and unpaid contingent cash interest to the Redemption Date (Redemption Price). The current outstanding aggregate principal amount at maturity of the Zero Coupon Notes is approximately $935,000.

As a result of the issuance of the notice of redemption, the Zero Coupon Notes are convertible into cash and Common Stock of LabCorp, if any, subject to the terms of the Zero Coupon Notes and the Indenture. Zero Coupon Notes may be converted at any time before the close of business on Dec. 17, 2019, at the current conversion rate of 13.4108 shares of Common Stock per $1,000 principal amount of Zero Coupon Notes at maturity.

In order to exercise the option to convert all or a portion of the Zero Coupon Notes, holders must validly surrender their Zero Coupon Notes at any time through the close of business at 5:00 p.m., New York City time, on Dec. 17, 2019. The Trustee has informed LabCorp that, as of this date, all custodians and beneficial holders of the Zero Coupon Notes hold the Zero Coupon Notes through Depository Trust Company (DTC) accounts and that there are no certificated Zero Coupon Notes in non-global form. Accordingly, all Zero Coupon Notes surrendered for conversion must be delivered through the transmittal procedures of DTC.

Should Zero Coupon Notes be converted, LabCorp would be required to pay holders in cash for the accreted principal amount of the securities to be converted, with the remaining amount, if any, to be satisfied with shares of Common Stock. The shares required for settlement of the Zero Coupon Notes are included in LabCorp’s computation of fully diluted earnings per share.

Original issue discount and contingent cash interest on the Zero Coupon Notes will cease to accrue on and after the Redemption Date, and the only remaining right of holders of the Zero Coupon Notes will be to receive payment of the Redemption Price.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements including but not limited to statements with respect to the proposed redemption of the Zero Coupon Notes. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended Dec. 31, 2018, and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended Dec. 31, 2018, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.